SUB-ITEM 77Q3

AIM Tax-Free Intermediate Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 3/31/2009
File number: 811-7890
Series No.:  1


72DD  1 Total income dividends for which record date passed during the period.
        (000's Omitted)
        Class A                      $ 6,058
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class A3                     $ 4,711
        Class Y                      $   713
        Institutional Class          $    49


73A   1 Dividends from net invesment income
        Class A                       0.4359
      2 Dividends for a second class of open end company shares
        Class A3                      0.4089
        Class Y                       0.2114
        Institutional Class           0.4288


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                       10,861
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class A3                      20,952
        Class Y                        2,784
        Institutional Class              219


74V.  1 Net asset value per share (to nearest cent)
        Class A                      $ 10.72
      2 Net asset value per share of a second class of open-end company shares
        (to nearest cent)
        Class A3                     $ 10.72
        Class Y                      $ 10.72
        Institutional Class          $ 10.70